Exhibit 10.2

FIFTEENTH AMENDMENT TO
THE AMENDED AND RESTATED
CREDIT AGREEMENT

THIS FIFTEENTH AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of January 31, 2017 (the “Amendment Effective Date”), is by and among SOLARCITY CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party hereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), certain banks and financial institutions from time to time party thereto as lenders (the “Lenders”), the Administrative Agent, and Bank of America Merrill Lynch, as sole lead arranger and sole book manager, are parties to that certain Amended and Restated Credit Agreement dated as of November 1, 2013 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties have requested that the Supermajority Lenders amend certain additional provisions of the Credit Agreement; and

WHEREAS, the Supermajority Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein, it being agreed that, except as expressly amended hereby, the terms and provisions of the Credit Agreement and each other Loan Document (including all collateral and guaranty requirements thereof) remain in effect without modification.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
AMENDMENTS TO CREDIT AGREEMENT

Section 1.01New Definitions.  The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“‘Eligible Solar Loan Financing Commitment Amount’ means, for each Solar Loan Lender, the sum of (a) such Solar Loan Lender’s Solar Loan Financing Commitment Amount, less (b) the product of (i) such applicable Solar Loan Financing Commitment Amount and (ii) the applicable Solar Loan Program Rate.”

“‘Solar Loan Customer’ means the purchaser of a PV System from Borrower pursuant to a sale agreement entered into between such purchaser and Borrower, where the purchase price for such PV System is to be financed by a Solar Loan Lender by a Solar Loan Financing.”

“‘Solar Loan Financing’ means indebtedness for borrowed money incurred by a Solar Loan Customer where (i) such indebtedness is provided by a Solar Loan Lender; (ii) such indebtedness is incurred only with respect to Projects purchased from Borrower by a Solar Loan Customer under a sale agreement; and (iii) no Loan Party guaranties the payment of debt service for such indebtedness.”

“‘Solar Loan Financing Approval’ means a written consent from the Supermajority Lenders, as acknowledged by the Borrower and the Administrative Agent, which confirms the Supermajority Lenders’ approval of each Solar Loan Lender and the related Solar Loan Financing Commitment Cap for each such Solar Loan Lender; each new Solar Loan Financing Approval that is issued will be deemed to replace all previous Solar Loan Financing Approvals in their entirety (such that only one Solar Loan Financing Approval will be in effect at a time.”

“‘Solar Loan Financing Commitment’ means, as of a given date of determination and with respect to a given Solar Loan Lender, such Solar Loan Lender’s commitment, pursuant to a Solar Loan Program Agreement, to provide Solar Loan Financings during the relevant Solar Loan Financing Commitment Period.”

“‘Solar Loan Financing Commitment Amount’ means, with respect to a given Solar Loan Program Agreement and the related Solar Loan Lender, the aggregate Dollar amount of such Solar Loan Lender’s Solar Loan Financing Commitment.”

“‘Solar Loan Financing Commitment Cap’ means, with respect to any Solar Loan Lender, the maximum Solar Loan Financing Commitment amount approved by the Supermajority Lenders, as evidenced by the Solar Loan Financing Approval.”

“‘Solar Loan Financing Commitment Period’ means, as of a given date of determination, a period of three contiguous calendar months, commencing with the calendar month in which such date of termination occurs or such other period as approved by the Supermajority Lenders pursuant to the Solar Loan Financing Approval; provided, however, that for any Solar Loan Financing Commitment Period with a determination date falling prior to February 15, 2017, the three contiguous calendar months for such Solar Loan financing Commitment Period shall be the months of February 2017, March 2017 and April 2017.”

“‘Solar Loan Lender’ means any Person approved by the Supermajority Lenders, pursuant to the Solar Loan Financing Approval, to become a Solar Loan Lender and provide a Solar Loan Financing.”

“‘Solar Loan Program Agreement’ means an arrangement between Borrower and a given Solar Loan Lender pursuant to which Borrower may refer Solar Loan Customers to such Solar Loan Lender and such Solar Loan Lender commits to provide Solar Loan Financings to Solar Loan Customers, subject to the terms therein.”

“‘Solar Loan Program Rate’ means, as of a given date of determination and with respect to a given Solar Lender, the applicable program fee applied to each Solar Loan

Financing by such Solar Loan Lender in accordance with the terms of the Solar Loan Program Agreement.”

Section 1.02Amendments to Section 1.01. The following definitions set forth in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“‘Available Take-Out’ means, as of a given date of determination, the aggregate of (i) each Tax Equity Investor’s Tax Equity Commitment less all amounts advanced by such Tax Equity Investor under such Tax Equity Commitment, (ii) each lender’s Backlever Financing Commitment, less all amounts advanced by such lender under such Backlever Financing, and (iii) the lesser of (A) the sum of each Solar Loan Lender’s Eligible Solar Loan Financing Commitment Amount and (B) the aggregate amount of each Solar Loan Lender’s Solar Loan Financing Commitment Cap.”

“‘Loan Documents’ means, collectively, (a) this Agreement, (b) the Revolving Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, (g) each Joinder Agreement, (h) the Payment Direction Letters, (i) the Solar Loan Financing Approval, and (j) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement). ”

“‘Payment Direction Letter’ means one or more payment direction letters from Borrower or each Excluded Subsidiary that is wholly-owned, directly or indirectly, by Borrower, which confirms that certain proceeds of Available Take-Out from Tax Equity Investors, certain cash flows from Host Customer Agreements, certain proceeds from Backlever Financing, System Refinancing and Solar Bonds Financing and advances from Solar Loan Financings (all as more specifically described therein), in each case, received by Borrower or such Excluded Subsidiary, as applicable, will be distributed directly to a Borrower account which is subject to a Qualifying Control Agreement.”

“‘Project Back-Log’ means, as of a given date of determination, the aggregate of the PV System Values set forth in the Backlog Spreadsheet for each PV System that the Borrower has contracted to install, or that has been contracted to be installed pursuant to a Developer Project; provided, however, that “Project Back-Log” shall not include the PV System Values set forth in the Backlog Spreadsheet corresponding to any PV Systems that have been Tranched pursuant to a Tax Equity Commitment or financed pursuant to a Solar Loan Financing.”

Section 1.03Amendments to Section 1.01.

(a)The definition of “Eligible Project Back-Log” is hereby amended by deleting sub-section (e) in its entirety and replacing it with the following text:

“(e)Projects which are purchased in cash by a customer, as of the date of payment (including Projects where payment by (or on behalf of) a customer is made as part of the funding of a Solar Loan Financing);”

(b)The definition of “Eligible Take-Out” is hereby amended by deleting sub-section (c) in its entirety and replacing it with the following text:

“(c)the Available Take-Out is obtained from any facility other than (i) a Tax Equity Commitment under a Partnership Flip Structure, Sale-Leaseback Structure or Inverted Lease Structure, (ii) a Backlever Financing Commitment, (iii) a Solar Loan Financing Commitment, or (iv) other financings acceptable to Administrative Agent and Required Lenders;”

(c)The definition of “Eligible Take-Out” is hereby amended by deleting sub-section (e) in its entirety and replacing it with the following text:

“(e)Tax Equity Commitments, Backlever Financing Commitments or Solar Loan Financing Commitments expressly deemed ineligible by the Administrative Agent pursuant to Section 2.01(b)(ii) or Section 6.03(b) herein;”

(d)The definition of “Eligible Take-Out” is hereby amended by adding the word “and” after sub-section (f) and by inserting new clause (g) which shall read as follows:

“(g)Any Available Take-Out relating to a Solar Loan Program Agreement where (i) a default under such Solar Loan Program Agreement has occurred and is continuing, (ii) a termination or suspension of the financing commitment thereunder has occurred and is continuing, or (iii) the relevant Solar Loan Lender has elected to permanently reject all customer credit applications for new Solar Loan Financings.”

(e)The definition of “Material Contract” is hereby amended by deleting the word “and” immediately before sub-clause (ii) and by adding the following new clause (iii) immediately before the period (“.”) at the end thereof:  “, and (iii) each Solar Loan Program Agreement”.

(f)The definition of “Permitted Dispositions” is hereby amended by adding “and sales of Projects to customers whose purchase of such Projects is financed through a Solar Loan Financing” immediately after the phrase “(including any warranties arising in connection therewith)” in sub-clause (a)(i).

(g)The definition of “System Refinancing” is hereby amended by replacing the phrase “Backlever Financings” with “Backlever Financing Commitment” in sub-clause (i)(x).

(h)The definition of “Tranching” is hereby amended by adding “or ‘Tranched’” after the word ‘“Tranching’”.

Section 1.04Amendment to Section 2.01.  Sub-clause (b)(ii) of Section 2.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(ii)Eligible Take-Out.  During the Availability Period, within five (5) Business Days after the closing of a new Tax Equity Commitment or Backlever

Financing Commitment or receipt of a Solar Loan Financing Commitment (including, without limitation, an increase to a previously approved Solar Loan Financing Commitment), Borrower shall provide to counsel to the Administrative Agent (subject to the restrictions set forth in Section 6.10) (i) a copy of the operative documents for such new Tax Equity Commitment, Backlever Financing Commitment or Solar Loan Financing Commitment, as the case may be, (ii) a written summary of operative terms of such Tax Equity Commitment, Backlever Financing Commitment or Solar Loan Financing Commitment and (iii) a joinder to the Payment Direction Letter executed by each of the direct or indirect Subsidiaries of Borrower formed or acquired in connection with such Tax Equity Commitment or Backlever Financing Commitment.  Counsel to the Administrative Agent shall review such documents and report its results to Administrative Agent.  If based on either such counsel’s report to the Administrative Agent or a field examination conducted in accordance with Section 6.10, the Administrative Agent determines, after consulting with Borrower, that in the Administrative Agent’s commercially reasonable judgment, the eligibility criteria for Eligible Take-Out are to be revised, the components of Eligible Take-Out shall be deemed revised accordingly and the Borrowing Base shall be calculated thereafter using such revised definition.  If Borrower does not receive notice from the Administrative Agent that any new Tax Equity Commitment, Backlever Financing Commitment or Solar Loan Financing Commitment is to be ineligible under this clause (b)(ii) within 60 days after the delivery of the applicable documents as set forth above, such Tax Equity Commitment, Backlever Financing Commitment or Solar Loan Financing Commitment, as the case may be, shall be deemed eligible subject to the then existing eligibility conditions set forth herein.”

Section 1.05Amendments to Section 6.03.

(a)Sub-clause (b)(iv) of Section 6.03 of the Credit Agreement is hereby amended by inserting the phrase “, Solar Loan Financing Commitments” after the phrase “Backlever Financing” and by removing the word “or” after the semi-colon (“;”).

(b)Sub-clause (b)(v) of Section 6.03 of the Credit Agreement is hereby amended by replacing the period (“.”) at the end thereof with the following text:  “; or”.

(c)Clause (b) of Section 6.03 of the Credit Agreement is hereby amended by inserting a new sub-clause (vi) at the end thereof which shall read as follows:

“(vi)(x) the occurrence, and continuation beyond any applicable cure period, of (1) a default under a Solar Loan Program Agreement, (2) a termination or suspension of the financing commitment under a Solar Loan Program Agreement, (3) a Solar Loan Lender’s election to permanently reject all customer credit applications for new Solar Loan Financings under a Solar Loan Program Agreement, (4) any decrease in, or rescindment of, a Solar Loan Financing Commitment or (5) any event that may lead to such default, termination or suspension, election or decrease or rescindment, (y) to the knowledge of Borrower, of any material change (A) in the corporate or ownership structure of any Solar Loan Lender, or (B) in the financial condition or creditworthiness of any Solar Loan Lender; or (z) any material amendment or material modification to a Solar Loan Program Agreement.”

(d)Section 6.03 of the Credit Agreement is hereby amended by deleting the last paragraph thereof and replacing it with the following text:

“Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable and not including any notice provided pursuant to clause (iv) above, stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. With respect to Section 6.03(b)(iv) above, the requirements set forth above in this paragraph shall be satisfied with respect to (I) Tax Equity Commitments, Backlever Financings and Solar Loan Financing Commitments, by the satisfaction of the requirements set forth in Section 2.01(b)(ii) and (II) Solar Bonds Financings, by providing a listing of such agreements in the Compliance Certificate.  In addition, with respect to the occurence of any event of condition specified in Section 6.03(b)(vi) above, Borrower shall confirm that the decrease in or exclusion of such Solar Loan Financing Commitment from the calculation of Available Take-Out does not result in a Borrowing Base Deficiency.  With respect to Section 6.03(b)(iv)(z) above, Borrower shall provide to counsel to the Administrative Agent (subject to the restrictions set forth in Section 6.10) a copy of such amendment or document evidencing such material modification, as the case may be.  Counsel to the Administrative Agent shall review such documents and report its results to Administrative Agent.  If based on such counsel’s report to the Administrative Agent, the Administrative Agent determines, after consulting with Borrower, that in the Administrative Agent’s commercially reasonable judgment, the eligibility criteria for Eligible Take-Out are to be revised, the components of Eligible Take-Out shall be deemed revised accordingly and the Borrowing Base shall be calculated thereafter using such revised definition.  If Borrower does not receive notice from the Administrative Agent that the Solar Loan Financing Commitment under the applicable Solar Loan Program Agreement is to be ineligible under this Section 6.03(b) within 60 days after the delivery of the applicable documents as set forth above, such Solar Loan Financing Commitment shall be deemed eligible subject to the then existing eligibility conditions set forth herein.”

Section 1.06Amendment to Section 7.02. Clause (j) of Section 7.02 is hereby amended by deleting the phrase “evidencing the Tax Equity Commitments, Backlever Financing or System Refinancing” and replacing it with “evidencing the Tax Equity Commitments, Backlever Financings or System Refinancing or under any Solar Loan Program Agreement”.

Section 1.07Amendment to Section 7.04.  Clause (b) of Section 7.04 is hereby amended by deleting the phrase “and the exclusion of such Tax Equity Commitments, Backlever Financings or Solar Bonds Financings from the calculation of Available Take-Out” and replacing it with “and the exclusion of such Tax Equity Commitments, Backlever Financing Commitments or Solar Bonds Financings from the calculation of Available Take-Out”

Section 1.08Amendments to Section 7.05.

(a)Clause (e) of Section 7.05 is hereby amended by deleting the phrase “and the exclusion of such Tax Equity Commitments or Backlever Financings from the calculation of Available Take-Out” and replacing it with “and the exclusion of such Tax Equity Commitments or Backlever Financing Commitments from the calculation of Available Take-Out”

(b)Clause (h) of Section 7.05 is hereby amended by inserting the phrase “Solar Loan Financing documents, ” immediately after the phrase “Backlever Financing documents, ”.

Section 1.09Amendment to Exhibit Q.

(a)Exhibit Q to the Credit Agreement is hereby amended by adding a new item (11) immediately following item (10) (“NYGB Borrowing Base Calculation”) as follows:

“(11)Solar Loan Lender’s Solar Loan Financing Commitment

(a) [Solar Loan Lender’s] Solar Loan Financing Commitment           $[•];

(b) [Solar Loan Lender’s] Solar Loan Financing Commitment           $[•].”

(b)Exhibit Q to the Credit Agreement is hereby amended by adding a new item (12) immediately following item (11) (“Solar Loan Lender’s Solar Loan Financing Commitment”) as follows:

“(12)Solar Loan Lender’s Solar Loan Program Rate

(a) [Solar Loan Lender’s] Solar Loan Program Rate            $[•];

(b) [Solar Loan Lender’s] Solar Loan Program Rate            $[•].”

(c)Exhibit Q to the Credit Agreement is hereby amended by adding a new item (13) immediately following item (12) (“Solar Loan Lender’s Solar Loan Program Rate”) as follows:

“(13)Solar Loan Lender’s Eligible Solar Loan Financing Commitment

(a) [Solar Loan Lender’s] Eligible Solar Loan Financing Commitment           $[•];

(b) [Solar Loan Lender’s] Eligible Solar Loan Financing Commitment           $[•].”

Article II.
CONDITIONS TO EFFECTIVENESS

Section 2.01Conditions to Effectiveness.  This Amendment shall become effective as of the Amendment Effective Date upon:

(a)receipt by the Administrative Agent of a copy of this Amendment, in form and substance reasonably acceptable to the Administrative Agent, duly executed by Borrower, the Supermajority Lenders and Administrative Agent; and

(b)receipt by the Administrative Agent of the initial Solar Loan Financing Approval, in form and substance reasonably acceptable to the Administrative Agent, duly executed by Borrower, the Supermajority Lenders and Administrative Agent.

Article III.
MISCELLANEOUS

Section 3.01Amended Terms.  On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment.  Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

Section 3.02Representations and Warranties of Loan Parties.  Each of the Loan Parties represents and warrants as follows:

(a)It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment, other than those which have been duly obtained.

(d)the representations and warranties set forth in Article V of the Credit Agreement and the other Loan Documents are true and correct in all material respects (except for (A) those which expressly relate to an earlier date, including for the avoidance of doubt, Sections 5.05 (which shall refer to the most recent statements furnished pursuant to Section 6.01 of the Credit Agreement, as applicable), 5.19, 5.20, and 5.21(b) through (h) and (B) Section 5.09(c), which inaccuracy could not reasonably be expected to have a Material Adverse Effect).

(e)Immediately before and after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)After giving effect to this Amendment, the Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.

(g)The Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

Section 3.03Reaffirmation of Obligations.  Each Loan Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

Section 3.04Loan Document.  This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

Section 3.05Expenses.  The Borrower agrees to:

(a)promptly upon receipt of an invoice therefor, pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel; and

(b)promptly after the Amendment Effective Date, pay to the Administrative Agent an amount, in respect, and for the benefit, of each Supermajority Lender executing this Amendment on or before 2:00 PM (Pacific Time) on January 31, 2017, equal to the product of (i) 5 basis points and (ii) such Supermajority Lender’s Commitment as of the Amendment Effective Date.

Section 3.06Further Assurances.  The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

Section 3.07Continuing Effect.Except as expressly amended, waived or otherwise modified hereby, the Credit Agreement shall continue to be and shall remain in full force and effect in accordance with its terms.  This Amendment shall not constitute an amendment, consent, waiver or other modification of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as an amendment, consent, waiver or other modification of any action on the part of the Borrower or  the other Loan Parties that would require an amendment, consent or waiver of the Administrative Agent or the Lenders except as expressly stated herein, or be construed to indicate the willingness of the Administrative Agent or the Lenders to further amend, waive or otherwise modify any provision of the Credit Agreement amended, waived or otherwise modified hereby for any other period, circumstance or event.  Except as expressly set forth herein, each Lender and the Administrative Agent reserves all of its rights, remedies, powers and privileges under the Credit Agreement, the other Loan Documents, applicable law and/or equity.

Section 3.08Entirety.  This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

Section 3.09Counterparts; Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.  Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

Section 3.10No Actions, Claims, Etc.  As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

Section 3.11GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.12Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 3.13Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 11.14 and 11.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	SOLARCITY CORPORATION, a Delaware corporation

	By:	/s/ Lyndon Rive
	Name:	Lyndon Rive
	Title:	Chief Executive Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., in its capacity as Administrative Agent

	By:	/s/ Denise Jones
	Name:	Denise Jones
	Title:	Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A., in its capacity as Lender, L/C Issuer and Swingline Lender

	By:	/s/ G. Christopher Miller
	Name:	G. Christopher Miller
	Title:	Senior Vice President

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

	By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

	By:	/s/ Nicholas Goss
	Name:	Nicholas Goss
	Title:	Authorized Signatory

Signature Page – Fifteenth Amendment to Amended and Restated Credit Agreement

SILICON VALLEY BANK, as a Lender

By:	/s/ Mona Maitra
Name:	Mona Maitra
Title:	Vice President

CIT BANK, N.A., as a Lender

By:	/s/ Daniel Miller
Name:	Daniel Miller
Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Anca Trifan
Name:	Anca Trifan
Title:	Managing Director

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ushma Dedhiya
Name:	Ushma Dedhiya
Title:	Authorized Signatory

CITIBANK, N.A. as Administrative Agent and Collateral Agent

By:	/s/ Margo Campbell
Name:	Margo Campbell
Title:	Vice President

Signature Page – Fifteenth Amendment to Amended and Restated Credit Agreement

GUARANTOR CONSENT

Each of the undersigned (each a “Guarantor”) consents to the foregoing Amendment to Credit Agreement and other Loan Documents (“Amendment”) and the transactions contemplated thereby and reaffirms its obligations under Article X (Continuing Guaranty) of the Credit Agreement (as the same may be amended, modified, supplemented or replaced from time to time, the “Guaranty”).

Each Guarantor reaffirms, to the extent a party thereto, that its obligations under the Guaranty are separate and distinct from Borrower’s obligations and reaffirms its waivers, as set forth in the Guaranty, of each and every one of the possible defenses to such obligations.

Furthermore, each Guarantor acknowledges and agrees that any reference to the term “Credit Agreement” in the Guaranty shall mean the Credit Agreement dated of even date with the Guaranty together with all amendments, increases or modifications thereto.

Agreed and Acknowledged:	POPPY ACQUISITION LLC

	By:	/s/ Lyndon Rive
	Name:	Lyndon Rive
	Title:	Chief Executive Officer

ZEP SOLAR LLC

	By:	/s/ Lyndon Rive
	Name:	Lyndon Rive
	Title:	Chief Executive Officer

SILEVO, LLC

	By:	/s/ Lyndon Rive
	Name:	Lyndon Rive
	Title:	President

Guarantor Consent – Fifteenth Amendment to Amended and Restated Credit Agreement